EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	LuJean Smith
Siemens Medical Solutions
(610) 448-1473
lujean.smith@siemens.com
DIAGNOSTIC PRODUCTS CORPORATION SHAREHOLDERS APPROVE MERGER WITH SIEMENS MEDICAL SOLUTIONS
     ERLANGEN, GERMANY and LOS ANGELES, July 27, 2006 — The shareholders of Diagnostic Products Corporation (DPC) have approved the merger of DPC and a wholly owned subsidiary of Siemens Medical Solutions, Inc. In the merger, which Siemens and DPC expect to be effective later today, each share of DPC common stock will be converted into the right to receive a cash payment of $58.50 per share.
     Founded in 1971, DPC is a global leader in immunodiagnostics, focusing on developing, manufacturing, and distributing automated body fluid analyzers and tests, such as those related to cancer and cardiac disease, as well as hormone and allergy conditions.
     Siemens Medical Solutions, with headquarters in Malvern, Pennsylvania, and Erlangen, Germany, is one of the largest suppliers to the healthcare industry in the world. The company is known for bringing together innovative medical technologies, healthcare information systems, management consulting, and support services, to help customers achieve tangible, sustainable, clinical and financial outcomes. Employing approximately 35,000 people worldwide and operating in more than 120 countries,
     Siemens Medical Solutions reported sales of €7.6 billion, orders of €8.6 billion and group profit of €976 million for fiscal 2005 (September 30). More information can be obtained by visiting www.usa.siemens.com/medical-pressroom and www.dpcweb.com.
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